                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-43454



PROSPECTUS

                                PLC SYSTEMS INC.

                         154,864 SHARES OF COMMON STOCK

                             ----------------------

         This prospectus relates to resales of shares of common stock of PLC
Systems Inc. which are issuable upon the exercise of warrants to purchase an aggregate of 154,864 shares of our common stock. We issued these warrants in connection with the private placement of convertible debt in 1997 and 1998.

         We will not receive any proceeds from the sale of the shares.

         The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

         Our common stock is traded on the American Stock Exchange under the symbol "PLC." On August 4, 2000, the closing sale price of the common stock on the American Stock Exchange was $1.25 per share.

                             ----------------------

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
BEGINNING ON PAGE 4.

                             ----------------------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT
APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS
TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                The date of this prospectus is September 11, 2000


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                                TABLE OF CONTENTS

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                                                                          PAGE
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
              PROSPECTUS SUMMARY............................................3

              THE OFFERING..................................................3

              RISK FACTORS..................................................4

              SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION...........11

              USE OF PROCEEDS..............................................12

              SELLING STOCKHOLDERS.........................................12

              DESCRIPTION OF CAPITAL STOCK.................................13

              PLAN OF DISTRIBUTION.........................................15

              LEGAL MATTERS................................................16

              EXPERTS......................................................16

              WHERE YOU CAN FIND MORE INFORMATION..........................16

              INCORPORATION OF DOCUMENTS BY REFERENCE......................16


         PLC System Inc.'s executive offices are located at 10 Forge Park, Franklin, Massachusetts 02038, our telephone number is (508) 541-8800 and our Internet address is bloodlinelaser.com or plcmed.com. The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires references in this prospectus to "PLC," "we," "us," and "our" refer to PLC Systems Inc. and its subsidiaries.

         PLC Medical Systems, Inc. and design and The Heart Laser and design are our registered trademarks.

         We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS IMPORTANT FEATURES OF THIS OFFERING AND THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS."

                                PLC Systems Inc.

         We design, manufacture and market a patented high-powered carbon dioxide laser system for use in the treatment of severe coronary artery disease, a form of heart disease caused by the blockage of blood flow into the coronary arteries which supply oxygen-rich blood to the heart. Typically, patients suffering from severe coronary artery disease experience excruciating spasmodic attacks of chest pain, know as angina, and often experience shortness of breath and fatigue.

         We designed our laser system, known as The Heart Laser System, for use in a surgical laser procedure known as transmyocardial revascularization, or TMR, which can relieve the often debilitating pain associated with severe coronary artery disease. In a TMR procedure, a cardiovascular surgeon uses a laser to create between 20 and 40 tiny channels in the heart wall of a patient suffering from severe coronary artery disease, thereby allowing oxygen-rich blood to reach the heart muscle. The procedure does not require a heart-lung bypass machine and is performed through a small incision between the patient's ribs while the patient's heart is beating.

         We developed The Heart Laser System specifically for TMR, and we believe that it is the only TMR system that can create a channel completely through the heart wall with a single laser pulse. In addition, our laser system uses patented technology to fire this single laser pulse in the fraction of a second between a patient's heartbeats, a relatively safe point in a patient's heartbeat cycle when the heart is relatively still and unresponsive to stimuli. The FDA has approved the use of The Heart Laser System for patients who have severe, stable angina and who have areas of their heart not suitable for coronary bypass surgery, and for whom other surgical or interventional techniques may not be available or advisable to alleviate the effects of severe coronary artery disease.

         We market our laser system to hospitals worldwide. We offer our customers the option of purchasing The Heart Laser System as a piece of capital equipment or paying us a procedural fee each time they use a system which we own. As of June 30, 2000, over 6,000 patients have been treated with our Heart Laser System.

                                  THE OFFERING


Common Stock offered by selling stockholders.........           154,864 shares

Use of proceeds......................................           PLC Systems Inc. will not receive any proceeds from
                                                                the sale of shares in this offering

American Stock Exchange symbol.......................           PLC


                                  RISK FACTORS

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE PURCHASING OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD FALL, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

WE DEPEND ON THE HEART LASER SYSTEM FOR SUBSTANTIALLY ALL OF OUR REVENUE, AND IF THIS PRODUCT DOES NOT GAIN WIDESPREAD MARKET ACCEPTANCE, OUR REVENUE WILL NOT GROW AND COULD DECLINE.

         We develop and market one principal product, a patented high-powered carbon dioxide laser system known as The Heart Laser System and related disposable accessories. The Heart Laser System is designed for use in the treatment of coronary artery disease in a relatively new surgical laser procedure known as transmyocardial revascularization, or TMR.

         We began marketing The Heart Laser System in Europe in 1995 and in the United States in 1998. This product has not yet achieved widespread commercial acceptance. To be successful, we need to:

- demonstrate to the medical community in general, and to heart surgeons and cardiologists in particular, that TMR procedures and The Heart Laser System are effective, relatively safe and cost effective;

-        train heart surgeons to perform TMR procedures using The Heart Laser
         System; and

-        obtain widespread insurance reimbursement for the TMR procedure.

To date, we have trained only a limited number of heart surgeons and will need to expand our marketing and training capabilities.

         We derived approximately 89% of our revenue in fiscal 1999 and 90% in fiscal 1998 from The Heart Laser System. Because we currently depend on The Heart Laser System and related disposable accessories for substantially all of our revenue and we have no other significant products, if this product fails to achieve widespread market acceptance we will not be able to sustain or grow our product revenue.

WE EXPECT TO INCUR LOSSES IN THE FUTURE.

         We have incurred operating losses in each year since our inception, except fiscal 1995. We expect to continue to incur operating losses at least through 2001 as we expand our sales and marketing programs and research and development efforts. We will spend these amounts before we receive any incremental revenue from these efforts. Therefore, our losses will be greater than the losses we would incur if we developed our business more slowly. In addition, we may find that these efforts are more expensive than we currently anticipate, which would further increase our losses. Our failure to become or remain profitable may depress the market price of our common stock and our ability to raise capital and continue our operations.

WE MAY NEED ADDITIONAL FINANCING TO CONTINUE OPERATIONS WHICH COULD BE DIFFICULT TO OBTAIN.

         As of June 30, 2000, we had cash and cash equivalents totaling $7,429,000. We expect that our existing capital resources will be sufficient to fund our operations at least through December 31, 2000. However, our future capital requirements will depend upon a number of factors, including:

- the availability of capital resources required to fund future operating losses, expand our sales and marketing programs and research and development efforts, and meet market demand for The Heart Laser System;

-        the progress of our research and development programs;

- the resources we devote to developing, manufacturing and marketing The Heart Laser System,

-        the market acceptance of TMR and The Heart Laser System; and

- the resources, if any, we may devote to the expansion of our business, including through the possible acquisition of businesses, technologies or other intellectual property rights.

         We may require additional funds, and we cannot be certain that additional funding will be available when needed or on terms acceptable to us. Further, if we issue additional equity securities, stockholders may experience additional dilution, or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to develop or enhance our products, take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements.

RESULTS OF LONG-TERM CLINICAL STUDIES OF THE HEART LASER SYSTEM MAY ADVERSELY AFFECT OUR BUSINESS.

         Surgeons began testing The Heart Laser System on humans in 1990. As a result, few clinical studies exist on the long-term effectiveness of TMR or The Heart Laser System. The emergence of harmful, long-term consequences arising from the TMR or the use of The Heart Laser System may materially and adversely affect our business and financial condition.

WE MAY BE UNABLE TO KEEP UP WITH NEW PRODUCTS OR ALTERNATIVE TECHNIQUES DEVELOPED BY OTHERS, WHICH COULD IMPAIR OUR ABILITY TO REMAIN COMPETITIVE AND ACHIEVE FUTURE GROWTH.

         The medical industry in which we market our products is characterized by rapid product development and technological advances. Our current or planned products are at risk of obsolescence from:

-        new devices and procedures to treat coronary artery disease;

-        the development of less invasive methods of performing TMR procedures;
         and

- advances in drugs or genetic engineering to prevent or treat coronary artery disease.

We may not be able to improve our products or develop new products or technologies quickly enough to maintain a competitive position in our market and continue to sustain or grow our business.

IF WE DO NOT DEVELOP AND IMPLEMENT A SUCCESSFUL SALES AND MARKETING STRATEGY, OUR BUSINESS WILL SUFFER.

         We have recently shifted our sales and marketing approach from one where we emphasize selling The Heart Laser System to hospitals as a piece of capital equipment to one where we offer the hospital the alternative of paying us a procedural fee each time they use our system. If this sales and marketing approach is not widely accepted, we will not reach the level of sales necessary to achieve profitability. In addition, this sales and marketing approach generally defers the receipt of cash over a longer period than with a direct sale, and we may not be able to adequately fund this strategy without additional financing, which we may not be able to obtain. Our cash position and need for additional financing to fund operations will be dependent in part upon the number of hospitals that acquire The Heart Laser System on a fee per use basis and the number and frequency of procedures performed by these hospitals using our laser system.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, WHICH COULD RESULT IN PRICE REDUCTIONS AND A DECREASED DEMAND FOR OUR PRODUCTS.

         We may face substantial competition from larger medical device companies that may have greater financial, technical, marketing and other resources than we do. We face competition from companies that manufacture competing products that use different types of lasers than we use in The Heart Laser System, including holmium and excimer lasers. These types of lasers may gain broader market acceptance than The Heart Laser System. In addition, we may face competition from large pharmaceutical companies that are developing drug therapies to treat severe coronary artery disease as an alternate to bypass surgery or TMR. Other companies may develop TMR laser systems or alternate therapies that treat severe coronary artery disease more effectively than The Heart Laser System and/or cost less. In addition, one or more of our competitors may develop products that are substantially equivalent to our FDA-approved products, in which case they may be able to use our clinical data to more quickly obtain FDA approval of their competing products. Competition in the sale of TMR devices and other therapies to treat severe coronary artery disease could result in price reductions, fewer orders, reduced gross margins and loss of market share.

OUR ABILITY TO MARKET AND SELL OUR PRODUCTS AND GENERATE REVENUE IN THE UNITED STATES DEPENDS UPON FDA APPROVAL OF OUR PRODUCTS AND MANUFACTURING OPERATIONS.

         Before we can market new products in the United States, we must obtain clearance from the United States Food and Drug Administration, or FDA. In August 1998, the FDA approved The Heart Laser System for sale in the United States. However, the FDA did not approve The Heart Laser System for use with patients whose condition is amenable to conventional treatments, such as heart bypass surgery and angioplasty.

         If the FDA concludes that any of our products do not meet the requirements to obtain clearance of a premarket notification under Section 510(k) of the Food, Drug and Cosmetic Act, then we would be required to file a premarket approval application. The approval process for a premarket approval application is lengthy, expensive and typically requires extensive preclinical and clinical trial data. We may not obtain clearance of a 510(k) notification or approval of a premarket approval application with respect to any of our product candidates on a timely basis, if at all. If we fail to obtain timely clearance or approval for our products, we will not be able to market and sell our products, which will limit our ability to generate revenue. We may also be required to obtain a pre-market approval supplement from the FDA before we can market some enhancements to our currently marketed products that we modify after initial approval. We have filed and have received pre-market approval supplements for some improvements to The Heart Laser System. We have also made enhancements to The Heart Laser System that we have determined do not necessitate the filing of a pre-market approval supplement. However, if the FDA does not agree with our determination, it will require us to file a pre-market approval supplement for the modification and may prohibit us from marketing the device until the FDA approves the supplement.

         The FDA also requires us to adhere to current Good Manufacturing Practices regulations, which include production design controls, testing, quality control, storage and documentation procedures. The FDA may at any time inspect our facilities to determine whether we adequately comply with these regulations. Compliance with current Good Manufacturing Practices regulations for medical devices is difficult and costly. In addition, we may not continue to be compliant as a result of future changes in, or interpretations of, regulations by the FDA or other regulatory agencies. If we do not achieve continued compliance, the FDA may withdraw marketing clearance or require product recall. When any change or modification is made to a device or its intended use, the manufacturer may need to reassess compliance with current Good Manufacturing Practices regulations, which may cause interruptions or delays in the marketing and sale of our products.

         The federal and state laws and regulations regarding the manufacture and sale of our products are subject to future changes, as are administrative interpretations of regulatory agencies. If we fail to comply with applicable federal or state laws or regulations, we could be subject to enforcement actions, including product seizures, recalls, withdrawal of clearances or approvals and civil and criminal penalties.

OUR ABILITY TO MARKET AND SELL OUR PRODUCTS AND GENERATE REVENUE INTERNATIONALLY DEPENDS UPON FOREIGN REGULATORY APPROVAL OF OUR PRODUCTS.

         Sales of our products outside the United States are subject to foreign regulatory requirements that vary from country to country. The time required to obtain approvals from foreign countries may be longer or shorter than that required for FDA approval, and requirements for foreign licensing may differ from FDA requirements. In 1995, The Heart Laser System received the CE Mark, which allows us to market this product in all European Community countries. In October 1997, however, the French Ministry of Health instituted a commercial moratorium on TMR procedures, because it considered TMR an experimental procedure that should only be performed within the context of a clinical study. In 1998, we completed a clinical study of The Heart Laser System and filed for governmental approval in Japan. We do not know whether this clinical study will be sufficient or when, if ever, we will receive approval to sell The Heart Laser System in Japan.

         Foreign laws and regulations regarding the manufacture and sale of our products are subject to future changes, as are administrative interpretations of foreign regulatory agencies. If we fail to comply with applicable foreign laws or regulations, we could be subject to enforcement actions, including product seizures, recalls, withdrawal of clearances or approvals and civil and criminal penalties.

WE DEPEND ON THIRD PARTY REIMBURSEMENT TO OUR CUSTOMERS FOR MARKET ACCEPTANCE OF OUR PRODUCTS. OUR PROFITABILITY WOULD SUFFER IF THIRD PARTY PAYORS FAIL TO PROVIDE APPROPRIATE LEVELS OF REIMBURSEMENT FOR THE PURCHASE AND USE OF OUR PRODUCTS.

         Sales of medical products largely depend on the reimbursement of patients' medical expenses by government health care programs and private health insurers. The cost of The Heart Laser System is substantial. Without the financial support of the government or third party insurers, the market for some of our products will be limited. Medical products and devices incorporating new technologies are closely examined by governments and private insurers to determine whether the products and devices will be covered by reimbursement, and if so, the level of reimbursement which may apply. We cannot be sure that third party payors will reimburse medical procedures that utilize our products under development, or enable us to sell them at profitable prices. We also cannot be sure that third party payors will continue the current level of reimbursement to physicians and medical centers for use of The Heart Laser System. Any reduction in the amount of this reimbursement could harm our business.

         The federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided and paid for in the U.S. In the future, it is possible that the government may institute price controls and further limits on Medicare and Medicaid spending. These controls and limits could affect the payments we collect from product sales. Internationally, medical reimbursement systems vary significantly, with some medical centers having fixed budgets, regardless of levels of patient treatment, and other countries requiring application for, and approval of, government or third party reimbursement. Even if we succeed in bringing our new products to market, uncertainties regarding future health care policy, legislation and regulation, as well as private market practices, could affect our ability to sell our products in commercially acceptable quantities at profitable prices.

WE MAY BE REQUIRED TO BRING LITIGATION TO ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, WHICH MAY RESULT IN SUBSTANTIAL EXPENSE AND MAY DIVERT OUR ATTENTION FROM THE IMPLEMENTATION OF OUR BUSINESS STRATEGY.

         We believe that the success of our business depends, in part, on obtaining patent protection for our products, defending our patents once obtained and preserving our trade secrets. We rely on a combination of contractual provisions, confidentiality procedures and patent, trademark and trade secret laws to protect the proprietary aspects of our technology. These legal measures afford only limited protection and competitors may gain access to our intellectual property and proprietary information. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity of the scope of our proprietary rights. Any litigation could result in substantial expense and diversion of our attention from the growth of the business and may not adequately protect our intellectual property rights.

WE MAY BE SUED BY THIRD PARTIES WHICH CLAIM THAT OUR PRODUCTS INFRINGE ON THEIR INTELLECTUAL PROPERTY RIGHTS, PARTICULARLY BECAUSE THERE IS SUBSTANTIAL UNCERTAINTY ABOUT THE VALIDITY OR BREADTH OF MEDICAL DEVICE PATENTS.

         We may be exposed to future litigation by third parties based on claims that our products infringe the intellectual property rights of others, The risk is exacerbated by the fact that the validity and breadth of claims covered in medical technology patents involve complex legal and factual questions for which important legal principles are unresolved. Any litigation or claims against us, whether or not valid, could result in substantial costs, could place a significant strain on our financial resources and could harm our reputation. In addition, intellectual property litigation or claims could force us to do one or more of the following:

- cease selling, incorporating or using any of our products that incorporate the challenged intellectual property, which would adversely affect our revenue;

- obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; and

-        redesign our products, which would be costly and time-consuming.

WE COULD BE EXPOSED TO SIGNIFICANT PRODUCT LIABILITY CLAIMS WHICH COULD DIVERT MANAGEMENT ATTENTION AND ADVERSELY AFFECT OUR CASH BALANCES, OUR REPUTATION AND OUR ABILITY TO OBTAIN AND MAINTAIN INSURANCE COVERAGE AT SATISFACTORY RATES OR IN ADEQUATE AMOUNTS.

         The manufacture and sale of The Heart laser System and any other products we may develop expose us to product liability claims and product recalls, including those which may arise from misuse or malfunction of, or design flaws in, our products or use of our products with devices and accessories not manufactured or sold by us. Product liability claims or product recalls, regardless of their ultimate outcome, could require us to spend significant time and money in litigation or to pay significant damages, We currently maintain insurance; however, it might not cover the costs of any product liability claims made against us. Furthermore, we may not be able to obtain insurance in the future at satisfactory rates or in adequate amounts.

OUR BUSINESS COULD SUFFER DUE TO POTENTIAL DEFECTS IN SOFTWARE CONTAINED IN THE HEART LASER SYSTEM.

The Heart Laser System incorporates sophisticated computer software which we have developed or licensed from third parties. Software as complex as that incorporated into this product frequently contain errors or failures, especially when first introduced. In addition, new products or enhancements may contain undetected errors or performance problems that, despite testing, are discovered only after commercial shipment. Because The Heart Laser System is used with critically ill patients, we expect that our customers will have an increased sensitivity to software defects than the market for software products generally. Any errors or performance problems that arise may cause delays in product shipments, loss of revenue, delays in market acceptance of our products, diversion of management's time, damage to our reputation and increased service or warranty costs.

OUR DEPENDENCE ON SOLE SUPPLIERS COULD ADVERSELY AFFECT OUR ABILITY TO MEET OUR CUSTOMERS' DEMANDS FOR OUR PRODUCTS IN A TIMELY MANNER OR WITHIN BUDGET.

         We believe that some of the components that are necessary for the assembly of The Heart Laser System , including some of the components used in the laser, are currently provided to us by separate sole suppliers or a limited group of suppliers. We purchase components through purchase orders rather than long-term supply agreements and generally do not maintain large volumes of inventory. We have experienced shortages and delays in obtaining some of the components of The Heart Laser System and may experience similar delays or shortages in the future. The disruption or termination in the supply of components could cause a significant increase in the costs of these components, which could affect our profitability. A disruption or termination in the supply of components could also result in our inability to meet demand for our products, which could lead to customer dissatisfaction and damage to our reputation. Furthermore, if we are required to change the manufacturer of a key component of The Heart Laser System, we may be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could delay our ability to manufacture products in a timely manner or within budget.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS COULD CAUSE OUR STOCK PRICE TO DECREASE.

         Our operating results have fluctuated significantly from quarter to quarter in the past and are likely to vary in the future. These fluctuations are due to several factors relating to the sale of our products, including the timing and volume of customer orders for The Heart Laser System, customer cancellations and the timing and amount of our expenses. Because of these fluctuations, it is likely that in some future quarter or quarters our operating results could fall below the expectations of securities analysts or investors. If so, the market price of our stock would likely decrease.

         In addition, because we do not have a significant backlog of customer orders for The Heart Laser System, revenue in any quarter depends on orders received in that quarter. Our quarterly results may also be adversely affected because some customers may have inadequate financial resources to purchase our products or may fail to pay for our products after receiving them. In particular, hospitals are increasingly experiencing financial constraints, consolidations and reorganizations as a result of cost-containment measures and declining third party reimbursement for services, which may result in decreased product orders or an increase in bad debts in any quarter.

WE MAY NOT BE ABLE TO MEET THE UNIQUE OPERATIONAL, LEGAL AND FINANCIAL CHALLENGES THAT WE WILL ENCOUNTER IN OUR INTERNATIONAL OPERATIONS, WHICH MAY LIMIT THE GROWTH OF OUR BUSINESS.

         Product sales outside of the U.S. account for a portion of our revenues. Establishing and expanding international sales can be expensive, managing and overseeing foreign operations may be difficult, and products may not receive market acceptance. We are increasingly subject to a number of challenges which specifically relate to our international business activities. These challenges include:

- failure of local laws to provide the same degree of protection against infringement of our intellectual property;

- protectionist laws and business practices that favor local competitors, which could slow our growth in international markets;

- less acceptance by foreign cardiac surgeons of the use of TMR in general and The Heart Laser System in particular for the treatment of severe coronary artery disease;

- difficulties in obtaining licenses to export technologies and products from the United States;

- longer sales cycles to sell products like The Heart Laser System to hospitals, which could slow our revenue growth from international operations; and

- longer accounts receivable payment cycles and difficulties in collecting accounts receivable.

         If we are unable to meet and overcome these challenges, our international operations may not be successful, which would limit the growth of our business.

WE HAVE BEEN SUED FOR ALLEGED VIOLATIONS OF SECURITIES LAWS, AND THE OUTCOME OF THESE SUITS MAY ADVERSELY AFFECT OUR BUSINESS.

         In July 1997, an FDA advisory panel recommended against approval of our application to market The Heart Laser System in the United States. Following this recommendation, we were named as defendant in 21 purported class action lawsuits filed between August 1997 and November 1997 in the United States District Court for the District of Massachusetts. The lawsuits seek an unspecified amount of damages in connection with alleged violations of the federal securities laws based on our failure to obtain a favorable FDA panel recommendation in 1997. The court consolidated nineteen of these complaints into a single action for pretrial purposes, and two suits were voluntarily dismissed. We moved to dismiss all of the remaining claims. On March 26, 1999, the court issued an order dismissing some, but not all of the remaining claims. The parties both filed motions for reconsideration and on October 12, 1999, the court dismissed additional, but not all remaining claims. We cannot make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of these lawsuits. We may not be able to pay the amount of any judgment against us. An unfavorable outcome in this litigation could adversely affect our business, financial position and results of operations.

BECAUSE WE ARE INCORPORATED IN CANADA, YOU MAY NOT BE ABLE TO ENFORCE JUDGMENTS FROM COURTS IN THE UNITED STATES AGAINST US AND OUR CANADIAN DIRECTORS.

         Under Canadian law, you may not be able to enforce a judgment issued by courts in the United States against us or our Canadian directors. The status of the law in Canada is unclear as to whether a U.S. citizen can enforce a judgment from a U.S. court in Canada for violations of U.S. securities laws. A separate suit may need to be brought directly in Canada.

WE MAY INCUR SIGNIFICANT COSTS FROM CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK VOLATILITY.

         Our stock price may fluctuate for many reasons, including the addition or departure of key employees, variations in our quarterly operating results and changes in market valuations of medical device companies. Recently, when the market price of a stock has been volatile as our stock price may be, holders of that stock have occasionally instituted securities class action litigation against the company that issued the stock. If any of our stockholders we to bring a lawsuit of this type against us, even if the lawsuit is without merit, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS COULD PREVENT OR DELAY TRANSACTIONS THAT STOCKHOLDERS MAY FAVOR.

         Provisions of our articles of continuance and by-laws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions include:

- authorizing the issuance of "blank check" preferred stock without any need for action by stockholders; and

- providing for a board of directors with staggered terms of up to three years.

OUR STOCK PRICE COULD BE DEPRESSED IF OTHER STOCKHOLDERS SELL THEIR STOCK.

         If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a price we deem appropriate.

THE VALUE OF YOUR COMMON STOCK MAY DECREASE IF OTHER SECURITY HOLDERS EXERCISE THEIR OPTIONS AND WARRANTS.

         As of June 30, 2000, we had reserved 2,819,438 shares of common stock for future issuance upon exercise or conversion of outstanding options and redeemable warrants. Our equity incentive and stock purchase plans authorize the issuance of an additional 1,150,581 shares of common stock. We may issue additional options and warrants in the future. If any of these securities are exercised, you may experience significant dilution in the market value and earnings per share of your common stock.

OUR STOCK PRICE WILL FLUCTUATE, WHICH MAY CAUSE YOUR INVESTMENT IN OUR STOCK TO SUFFER A DECLINE IN VALUE.

         The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology and medical device companies have been extremely volatile and have experienced fluctuations that often have been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could result in extreme fluctuations in the price of our common stock, which could cause a decline in the value of your shares.

WE MAY NOT RESERVE AMOUNTS ADEQUATE TO COVER PRODUCT OBSOLESCENCE CLAIMS AND RETURNS, WHICH COULD RESULT IN UNANTICIPATED EXPENSES AND FLUCTUATIONS IN OPERATING RESULTS.

         Depending on factors such as the timing of our introduction of new products, as well as warranty claims and product returns, we may need to reserve amounts in excess of those currently reserved for product obsolescence, excess inventory, warranty claims and product returns. These reserves may not be adequate to cover all costs associated with these items. If these reserves are inadequate, we would be required to incur unanticipated expenses which could result in unexpected fluctuations in quarterly operating results.

IF WE DO NOT RETAIN OUR SENIOR MANAGEMENT AND OTHER KEY EMPLOYEES, WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGY.

         Although our President and Chief Executive Officer, Mark Tauscher, and our Chief Financial Officer, James Thomasch, joined PLC within the last year, they, as well as other members of our management and key employees, have extensive experience with the medical device industry. Our success is substantially dependent on the ability, experience and performance of these members of our senior management and other key employees. Because of their ability and experience, if we lose one or more of the members of our senior management or other key employees, our ability to successfully implement our business strategy could be seriously harmed.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

         We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund our growth. Accordingly, our stockholders will not receive a return on their investment in our common stock through the payment of dividends in the foreseeable future and may not realize a return on their investment even if they sell their shares. As a result, our stockholders may not be able to resell their shares at or above the price they paid for them. Any future payment of dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, capital requirements and business prospects.

THIS PROSPECTUS STATEMENT CONTAINS FORWARD LOOKING STATEMENTS WHICH MAY NOT PROVE TO BE ACCURATE, AND SUCH INACCURACY COULD MATERIALLY AND ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of the risks described above and elsewhere in this prospectus and in the documents incorporated in this prospectus by reference.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling stockholders.

         The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, American Stock Exchange listing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

         We may issue the shares of common stock covered by this prospectus upon the exercise of warrants which we issued in connection with the private placement of convertible debt in 1997 and 1998. The following table sets forth, to our knowledge, certain information about the selling stockholders as of August 1, 2000.

         Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable under warrants that are exercisable within 60 days after August 1, 2000 are deemed outstanding for computing the percentage ownership of the person holding the warrants but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.


                                    Shares of Common Stock        Number of Shares   Shares of Common Stock to be
                                  Beneficially Owned Prior to     of Common Stock      Beneficially Owned After
 Name of Selling Stockholder               Offering                Being Offered             Offering (1)
 ---------------------------               --------                -------------             ------------
                                    Number         Percentage                           Number        Percentage
----------------------------        ------         ----------                           ------        ----------
HBK Master Fund L.P.              72,264 (2)            *             72,264 (2)             0               0%

Strong River Investments ,        76,155 (2)            *             76,155 (2)             0               0%
Inc.

Brown Simpson ORD Investments      6,445 (2)            *              6,445 (2)             0               0%
LLC


--------------------------
* Less than one percent.

(1) We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we can not estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2) Consists of shares of our common stock issuable upon the exercise of outstanding warrants.

         Except as set forth below, none of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years. Brown Simpson, LLC, an affiliate of Brown Simpson ORD Investments LLC, acted as a financial advisor to PLC in connection with the private placement of approximately $20.1 million of 5% convertible debentures and related warrants on July 17 and August 14, 1997. In addition, affiliates of Brown Simpson ORD Investments LLC and HBK Master Fund L.P. participated in the private placement of 5% convertible debentures in July and August, 1997 and an affiliate of Brown Simpson ORD Investments LLC participated in the private placement of approximately $5.0 million of non-interest bearing convertible debentures on April 23, 1998.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of an unlimited number of common shares without par value and an unlimited number of preferred shares, issuable in series, without par value. We also have issued the warrants described below.

         The following summary describes the material terms of our capital stock as of the date of this prospectus. However, you should refer to the actual terms of the capital stock contained in our articles of continuance and by-laws which are filed as exhibits to the registration statement of which this prospectus is part.

COMMON STOCK

         As of June 30, 2000, 23,906,385 shares of our common stock were outstanding. In addition, as of June 30, 2000, options to purchase a total of 2,603,248 shares of our common stock were outstanding with a weighted average exercise price of $3.64 per share.

         Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Two stockholders or proxyholders holding not less than ten percent (10%) of our outstanding shares entitled to vote at a meeting constitute a quorum for stockholder action at such meeting. Directors are elected by a majority of the votes of the voting shares present in person or by proxy at a meeting. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation or dissolution of PLC, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all our debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

WARRANTS

         As of June 30, 2000, a total of 216,190 shares of our common stock were issuable upon the exercise of outstanding warrants at a weighted average exercise price of $16.17 per share. These warrants contain a cashless exercise feature which could result in the issuance of shares of common stock with no additional proceeds to PLC.

PREFERRED STOCK

         Our articles of continuance authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time an unlimited number of shares of preferred stock, in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as are determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption provisions, liquidation preferences, conversion rights and preemptive rights.

         Our stockholders have granted our board of directors authority to issue the preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of our common stock, and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock.

YUKON BUSINESS CORPORATIONS ACT, CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER EFFECTS

         Our board of directors is classified into three classes, as nearly equal in size as possible, with staggered three-year terms. In addition, our by-laws provide that directors may be removed only by a majority of the votes of the shares present and entitled to vote at a meeting of stockholders or by unanimous written consent of stockholders. Under our by-laws, any vacancy on our board of directors may be filled by a vote of a majority of the directors then in office. Our charter provides that the board may appoint additional directors, provided that the number of directors appointed by our board may not exceed one-third of the number of directors in office at the end of our last annual meeting of stockholders. Any director appointed by our board of directors, however, may only serve until the next annual meeting of our stockholders. The classification of our board of directors and the limitations on the removal of directors and the filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control.

         Our by-laws provide that our stockholders may act by written consent only if such consent is unanimous. Our by-laws further provide that special meetings of the stockholders may only be called by our board of directors, except that, in limited circumstances, a stockholder may call a special meeting to fill a vacancy in our board of directors following a failure of our board to fill such vacancy. Further, the holders of not less than 5% of our outstanding voting stock may requisition the directors to call a meeting of stockholders. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent.

         The Yukon Business Corporations Act provides generally that the affirmative vote of two-thirds of the shares entitled to vote on any matter is required to amend a corporation's articles of incorporation and that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's by-laws. The stockholder vote is in addition to any separate class vote that might in the future be required pursuant to the terms of any series preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION

         Our by-laws provide that, subject to any limitations contained in the Yukon Business Corporations Act, we will indemnify our directors and officers against all expenses and liabilities reasonably incurred in connection with the service for us or on our behalf, provided that :

- such director acted honestly and in good faith with a view to the best interests of PLC; and

- in the case of a criminal or administrative proceeding or a proceeding seeking a monetary penalty, such director had reasonable grounds to believe that his conduct was lawful.

Our by-laws further provide that our directors and officers will not be personally liable to PLC for any liabilities arising from their service to us, unless such liability results from such director's or officer's willful neglect or default or from a failure to act in accordance with the Yukon Business Corporations Act.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation.

                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

- purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

- ordinary brokerage transactions and transactions in which the broker solicits purchasers;

- block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

-        in privately negotiated transactions;

-        in options transactions;

- an exchange distribution in accordance with the rules of the applicable exchange;

-        short sales;

- broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share; and

-        any other method permitted by law.

         In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver their shares in connection with these transactions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

         In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

         In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the American Stock Exchange pursuant to Rule 153 under the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares offered by this prospectus has been passed upon by Anton Campion Macdonald Oyler.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

(1)      Our Annual Report on Form 10-K for the year ended December 31, 1999;

(2)      Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

(3)      Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

(4)      Our Current Report on Form 8-K dated March 27, 2000;

(5) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

(6) The description of our common stock contained in our Registration Statement on Form 8-A dated August 20, 1997, as amended to date.

         You may request a copy of these documents, which will be provided to you at no cost, by contacting:

                           PLC Systems Inc.
                           10 Forge Park
                           Franklin, MA 02038
                           Attention: Chief Financial Officer
                           Telephone: 508-541-8800